Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

INTELLICHECK MOBILISA, INC.

Intellicheck Mobilisa, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware does hereby certify:

1. That at a meeting of the Board of Directors of Intellicheck Mobilisa, Inc. (the “Corporation”) resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring the amendment to be advisable and calling the annual meeting of the stockholders of the Corporation for consideration of the amendment. The resolution setting forth the proposed amendment is as follows:

RESOLVED: Article FIRST of the Certificate of Incorporation of the Corporation is amended in its entirety and shall read as follows:

The name of this corporation (hereinafter called the “corporation”) is Intellicheck, Inc.

2. That pursuant to a resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were in favor of the amendment above.

3. That the amendment was duly adopted in accordance with provisions of Section 242 of the General Corporation Law of the State of Delaware

IN WITNESS WHEREOF, the following officer of Intellicheck Mobilisa, Inc. has signed this Certificate of Amendment of Certificate of Incorporation on _________________, 2017.

INTELLICHECK MOBILISA, INC.

By:
Bill White, Secretary and Treasurer